Exhibit 99.1

Shareholders of The St. Lawrence Seaway Corporation Approve Stock and Warrant Purchase Transaction with Bernard Zimmerman & Company, Inc.


     BEECH GROVE, IN - July 13, 2007 -- On July 10, 2007, the shareholders of St. Lawrence Seaway Corporation (the "Company"), stock symbol STLS.OB, approved the transaction (the "Transaction") contemplated by and described in that certain Stock and Warrant Purchase Agreement (the "Purchase Agreement") by and between the Company and Bernard Zimmerman & Company, Inc., an investment and merchant banking company (the "Investor"), dated January 10, 2007 and amended on April 16, 2007 and April 18, 2007. Stockholder approval was a condition precedent to the closing of the Transaction.

     Pursuant to the terms of the Purchase Agreement, as amended, the Company and the Investor agreed to close the Transaction on or about August 31, 2007, or such other date as the Company and the Investor mutually agree upon.

     The Company previously disclosed the terms and conditions of the Purchase Agreement and the amendments thereto in its Current Reports on Form 8-K filed with the Securities and Exchange Commission ("SEC") on January 10, 2007 and April 19, 2007.

     In addition, the shareholders of the Company also approved the following:

          1. The election of four directors of the Company;

          2. The amendment and restatement, in its entirety, of the Company's By-Laws;

          3. The reincorporation of the Company from Indiana to Delaware;

          4. The amendment and restatement in its entirety the Company's Restated Articles of Incorporation, as amended, to, among other things:

               (a) approve the increase in the number of authorized shares of the Company from 4,000,000 shares, all of which are Common Stock, to 50,010,000 shares, consisting of 48,500,000 shares of Common Stock, 510,000 shares of a "tracking stock" known as Class A Common Stock and 1,000,000 shares of preferred stock, and to decrease the par value of the Common Stock from One Dollar ($1.00) to One Cent ($0.01);

               (b) approve the authorization of 1,000,000 shares of a blank check preferred class of stock, par value $0.01; and

               (c) approve the authorization of a non transferable, non-tradable, non-voting and non-certificated "tracking stock" class of securities known as the Class A Common Stock;

            5. The issuance of the "tracking stock" known as the Class A Common Stock to the Record Holders in connection with, and upon consummation of the Transaction (as defined above). The sale of Common Stock and Warrants to Bernard Zimmerman & Company, Inc. will close after the distribution of the Class A Common Stock to existing shareholders, and, as such, Bernard Zimmerman & Company, Inc. will receive no "tracking stock" in the contemplated issuance; and

            6. The ratification of the appointment of Mahoney Sabol & Company, LLP as the Company's independent registered public auditors for the fiscal year ending March 31, 2007, and fiscal year ending March 31, 2008.

     Stockholder approval of these actions was a condition of the closing of the Transaction.

      A complete description of these actions is set forth in the Company's Definitive Proxy Statement, filed with the SEC on May 30, 2007.

      The Company and the Investor have selected August 31, 2007 as the closing date for the Transaction and the Company has selected August 31, 2007 as the Record Date for the ownership of the Company's Common Stock for the determination of the issuance of the Class A Common Stock (which, as stated above, will be non-transferable, non-tradable, non-voting and non-certificated).

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About The St. Lawrence Seaway Corporation (Stock Symbol STLS.OB)

St. Lawrence is an Indiana corporation organized on March 31, 1959. Prior to 1998, St. Lawrence principally engaged in farming, timber, harvesting and other traditional agricultural activities. St. Lawrence is currently engaged in investing in drug development programs and in evaluating other alternatives to its former business, including continuing its evaluation of operating companies for acquisition, merger or investment. Pending any such transaction, St. Lawrence will continue its practice of maintaining any cash assets in relatively liquid interest/dividend bearing money market investments. For further information, please see our filings located at www.sec.gov.


About Bernard Zimmerman & Company, Inc.
---------------------------------------

Bernard Zimmerman & Company, Inc., Weston, Connecticut, is an investment and merchant banking organization for over twenty-five years which serves as a merger, acquisition and financial consulting specialist to both public and private companies. Mr. Zimmerman, the President, has extensive financial experience and has served on the Board of Directors and Audit Committees of many public companies. Mr. Zimmerman was a director and officer of the Company from 1986 until 1993. For further information, please contact Mr. Zimmerman at 203-226-5165.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of The St. Lawrence Seaway Corporation's Securities and Exchange Commission filings available at http://www.sec.gov.

Contact:

St. Lawrence Seaway Corporation
Edward B. Grier at (212) 319-7984
Vice President

Bernard Zimmerman & Company, Inc.
Bernard Zimmerman at (203) 226-5165
President

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